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                         QUALIFIED CONTRACT ENDORSEMENT

         Sun Life Assurance Company of Canada (U.S.) (the "Company") may make the combination fixed and variable annuity contracts to which this document relates available on both an individual and group basis. Accordingly, references herein to the term "Contracts" shall encompass both contracts issued as individual contracts and contracts issued as group contracts, together with the certificates evidencing interests in such group contracts issued to participating individuals ("Participant(s)") under the group arrangement; similarly, references herein to "Owner" shall refer, in the case of an individual Contract, to the person to whom such Contract was issued, and, in the case of an individual Contract, to the person to whom such Contract was issued, and, in the case of a group Contract, to the Participant thereunder, unless otherwise expressly indicated. References herein to "Annuitant" shall, in all cases, refer to the individual on whose life the Death Benefit is measured under the provisions of the Contract. Furthermore, references to "Participant" shall, in all cases, refer to Annuitant, unless otherwise expressly indicated.

         If the Contract accompanying this document is a Qualified Contract, the provisions contained herein shall take precedence, where relevant, over the basic provisions of the Contract. Any of the provisions herein may be amended by the Company, or new provisions added, from time to time, to conform a Qualified Contract to any change in applicable law. In addition, all rights and privileges of the Contract are further subject to, and may be limited by, the terms of the qualified retirement plan in connection with which the Contract is issued.

A.       PROVISIONS APPLICABLE TO ALL QUALIFIED CONTRACTS

         1. A Qualified Contract shall not be transferable and may not be sold, assigned, discounted or pledged as collateral for a loan or as security for the performance of any obligation or for any purpose transferred to any person other than the Company, the Participant, or the trustee or custodian or other person exercising ownership rights solely by reason of the terms of the applicable qualified plan.

         2. Distributions under the Contract shall be made in accordance with the minimum distribution requirements of section 401(a)(9) of the Internal Revenue Code of 1986, as amended (the "Code"), including (other than in the case of a Contract that is intended to satisfy the requirements of section 408A of the Code (a Roth IRA)) the incidental death benefit requirements of section 401(a)(9)(G) of the Code and the regulations thereunder, including the minimum distribution incidental benefit requirement of section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. This section is intended to comply with these requirements, and shall be construed in a manner that effectuates this intent.

              a) In the case of a Contract that is intended to satisfy the requirements of section 408 of the Code (an Individual Retirement Annuity, Simplified Employee Pension Individual Retirement Annuity or Simple Retirement Plan), the Required Beginning Date is April 1 of the calendar year following the calendar year in which the Participant attains age 70 1/2. In the case of a Contract that is intended to satisfy the requirements of section 408A of the Code (a Roth IRA), there is no required beginning date. In the case of any other Qualified Contract, the Required Beginning Date is April 1 of the calendar year following the later of the calendar year in which the Participant attains age 70 1/2 or, in the case of a Participant other than a five percent (5%) owner, the calendar year in which the Participant retires.

               b) The entire interest of the Participant must be distributed not later than the Required Beginning Date or be distributed, beginning not later than the Required Beginning Date, (i) over the life of the Participant or the lives of the Participant and the Beneficiary or (ii) over a term certain not extending beyond the life expectancy of the Participant and that of the Beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or must


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                   increase only as provided in Q&A F-3 of section
                   1.401(a)(9)-1 of the Proposed Income Tax Regulations.

               c) If the Participant dies on or after distribution of his or her interest has begun, the remaining portion, if any, of such interest will continue to be distributed at least as rapidly as under the method of distribution being used before the Participant's death.

                   If the Participant dies before distribution of his or her interest begins, the Participant's entire interest must be distributed by December 31st of the calendar year containing the fifth anniversary of the Participant's death, except to the extent provided in i. or ii. below:

                      i. If the Participant has a designated Beneficiary, the designated Beneficiary may elect to receive payments in substantially equal installments over the life or life expectancy of the designated Beneficiary under a permitted settlement option available under the Contract commencing on or before December 31st of the calendar year immediately following the calendar year in which the Participant died (or such later dates as may be authorized by the Secretary of the Treasury).

                      ii. If the designated Beneficiary of the Participant is the Participant's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life or life expectancy of the surviving spouse commencing at any date before the later of (1) December 31st of the calendar year immediately following the calendar year in which the Participant died and (2) December 31st of the calendar year in which the Participant would have attained age 70 1/2. Such election must be made no later than the earlier of December 31st of the calendar year containing the fifth anniversary of the Participant's death or the date distributions are required to begin pursuant to the preceding sentence. If the surviving spouse dies before payments commence, subsequent payments shall be made as if the spouse had been the Participant.

               d) The term "life expectancy" means the expectation of life as determined under individual mortality tables approved by the Department of Treasury on the date when the first annuity payment is due.

                   Life expectancies shall be calculated using the expected return multiple Table V (single life) or Table VI (joint and last survivor), contained in Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Participant (or his or her spouse, in the case of distributions commencing after the Participant's death) by the time distributions are required to begin, the life expectancies of the Participant and his or her spouse shall be recalculated annually. Such election shall be irrevocable and shall apply to all subsequent years.

                   The life expectancy of a non-spouse Beneficiary may not be recalculated. Instead, if the Participant's life expectancy is being recalculated, the Beneficiary's life expectancy will be calculated using the attained age of such Beneficiary as of such Beneficiary's birthday during the calendar year in which the Participant attains age
                   70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year that such Beneficiary's life expectancy was first calculated.

               e) Distributions under this section 2. are considered to have begun if distributions are made on account of the Participant reaching his or her required beginning date or before the required beginning date distributions irrevocably commence to the Participant over a period permitted and in an annuity form acceptable under Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.


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         3.   The Settlement Options are hereby amended as follows:

              a) Any payments under Annuity Option A shall be measured only by the life of the Participant.

              b) Any payments under Annuity Option B or Annuity Option D shall be made only to the Participant and, upon the Participant's death, to the Beneficiary; and the guaranteed period cannot extend beyond the life expectancy of the Participant and that of the Beneficiary.

              c) Any payments under Annuity Option C shall be made only to the Participant and, upon the Participant's death, to the designated second person.

B. PROVISIONS APPLICABLE SOLELY TO CONTRACTS ISSUED IN CONNECTION WITH A PLAN THAT IS INTENDED TO SATISFY THE REQUIREMENTS OF SECTION 401(A) OR 403(A) OF THE CODE (INCLUDING QUALIFIED PLANS COMMONLY REFERRED TO AS "401(K) PLANS," "H.R. 10 PLANS," OR "KEOGH PLANS")

         1. The Participant shall be the applicable participant under the plan and the Owner of the Contract shall be the trustee or custodian of the plan (or, in the case of a Contract that is intended to meet the requirements of section 403(a) of the Code, the employer or Participant).

         2. If the death of the Participant occurs before the Annuity Commencement Date, the Company shall pay the death benefit directly to the trustee or such other person exercising ownership rights, or as otherwise directed by such trustee or other person.

         3. To the fullest extent permitted by law, none of the benefits, payments or proceeds of the Contract shall be subject to any claim or legal process by a creditor of any Participant or of a Beneficiary, or in any way alienated, commuted or assigned.

         4. If the applicable qualified plan is subject to the requirements of section 401(a)(11) of the Code (joint and survivor annuity and preretirement survivor annuity), unless the trustee or custodian or the plan administrator directs the Company to provide an annuity under such other settlement option as may be agreed to by the Company, the settlement option for annuity payments shall be Annuity Option C, with the survivor benefit to be fifty percent (50%) of the joint-life annuity payment. In any event, the Company shall be entitled to rely on the elections and spousal consents provided to it in determining Beneficiaries, benefits and values under this Contract.

         5. Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.


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C.       PROVISIONS  APPLICABLE  SOLELY TO ANNUITIES  THAT ARE INTENDED TO
         SATISFY THE REQUIREMENTS OF SECTION 403(B) OF THE CODE (TAX-DEFERRED ANNUITY CONTRACTS)

         1. The Participant shall be the applicable participant under the arrangement. The Owner shall be the Participant in the case of an individual Contract and the employer in the case of a group Contract.

         2. The Participant's entire interest in the Contract is nonforfeitable, except for failure to pay future Purchase Payments.

         3. Purchase Payments on behalf of any individual for a calendar year that are made pursuant to a salary reduction agreement shall not exceed $7,000 or the then applicable limitation under section 402(g) of the Code.

         4. If a Participant or Beneficiary informs the Company in writing that the Participant or Beneficiary has received from another tax-deferred annuity a distribution that satisfies, in whole or in part, the minimum distribution requirements of section 401(a)(9) of the Code with respect to this Contract, the Company shall treat such distribution as satisfying, in whole or in part (whichever is applicable), the provisions of this Contract implementing those requirements. The preceding sentence shall apply only to the extent permitted by applicable law, and shall apply only to a Participant or Beneficiary who has not begun to receive annuity payments under an Annuity Option.

         5. Distributions attributable to Purchase Payments made pursuant to a salary reduction agreement may be made only as the result of the Participant's attaining age 59 1/2, separation from service, death, disability (as defined in section 72(m)(7) of the Code) or in the case of hardship (but no income attributable to such Purchase Payments may be distributed in the case of a hardship distribution).

         6. If a Participant, surviving spouse or alternate payee named in a qualified domestic relations order is entitled to receive an "eligible rollover distribution" (within the meaning of Section 402(c)(4) of the Code) under the Contract, at the election of the recipient a direct rollover of the taxable portion of the distribution shall be made to another tax-deferred annuity or an individual retirement account or annuity that is an "eligible retirement plan" with respect to the Contract (within the meaning of Section 401(a)(31)(D) of the Code).

D. PROVISIONS APPLICABLE SOLELY TO ANNUITIES THAT ARE INTENDED TO SATISFY THE REQUIREMENTS OF SECTION 408 OR SECTION 408A OF THE CODE (IRAs, SEP IRAs, SIMPLE RETIREMENT PLANS, AND ROTH IRAs)

         1. The Participant shall be the applicable participant under the plan.

         2. The Contract is established for the exclusive benefit of the Participant and their beneficiaries, and in the case of a group Contract the benefit allocable to each Participant shall be accounted for separately.

         3. The Participant's entire interest in the Contract is nonforfeitable.

         4.    No Purchase Payment will be accepted unless it is in cash.

         5. In the case of a Contract that is intended to satisfy the requirements of section 408(b) or 408A of the Code (an Individual Retirement Annuity or Roth IRA), the annual Purchase Payments on behalf of any Participant shall not exceed $2,000 or the then applicable limitation for the Participant under section 408(b) or 408A. The preceding sentence shall not apply in the case of a rollover contribution described in section 402(c), 403(a)(4), 403(b)(8), 408(d)(3), or


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               408A(c)(6) of the Code. Any commission paid by the Participant to an insurance agent to purchase the Contract is treated as a Purchase Payment for purposes of the $2,000 limitation.

               In the case of a Contract that is intended to satisfy the requirements of section 408(k) of the Code (a Simplified Employee Pension Individual Retirement Annuity), the $2,000 limitation shall be increased to $30,000 or the then applicable limitation under section 408(k) of the Code, but the only contributions accepted shall be contributions under the Simplified Employee Pension plan and rollovers or transfers from another Simplified Employee Pension Individual Retirement Account or Annuity. In the case of a Contract that is intended to satisfy the requirements of section 408(p) of the Code (a Simple Retirement Plan), the $2,000 limitation shall be increased to the sum of $6,000 or the then applicable limitation under section 408(p) of the Code and the employer contributions required under that section, but the only contributions accepted shall be contributions under the Simple Retirement Plan and rollovers or transfers from another Simple Retirement Plan.

         6. The initial Purchase Payment under the Contract must be equal to at least the applicable minimum amount required under the Contract, and each subsequent Purchase Payment must also equal the minimum amount established under the Contract for subsequent payments. Thus, a contribution that does not meet the established minimum thresholds because of applicable tax law limits may not be accepted as a Purchase Payment.

         7. Any refund of Purchase Payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future Purchase Payments or the purchase of additional benefits.

         8. If a Contract is intended to qualify as an individual retirement annuity, and the Participant or Beneficiary informs the Company in writing that the Participant or Beneficiary has received from another individual retirement account or individual retirement annuity a distribution that satisfies, in whole or in part, the minimum distribution requirements of section 401(a)(9) of the Code with respect to the Contract, the Company shall treat such distribution as satisfying, in whole or in part (whichever is applicable), the provisions of the Contract implementing those requirements. Similarly, if a Contract is intended to qualify as a Roth IRA, and the Participant or Beneficiary informs the Company in writing that the Participant or Beneficiary has received from another Roth IRA a distribution that satisfies, in whole or in part, the minimum distribution requirements of section 401(a)(9) of the Code with respect to the Contract, the Company shall treat such distribution as satisfying, in whole or in part, (whichever is applicable), the provisions of the Contract implementing those requirements. This paragraph shall apply only to the extent permitted by applicable law, and shall apply only to a Participant or Beneficiary who has not begun to receive annuity payments under an Annuity Option.

         9. No prohibition shall be imposed on withdrawals from a Contract that is intended to satisfy the requirements of section 408(k) of the Code (a Simplified Employee Pension Individual Retirement Annuity).

         10. If the Company serves as a designated financial institution within the meaning of section 408(p)(7) of the Code, a Participant may elect during the 60-day election period in section 408(p)(5)(C) of the Code to transfer all contributions made on his or her behalf during the subsequent calendar year and all future calendar years to another individual retirement account or annuity without cost or penalty in accordance with section 408(d)(3)(G).

         11. The Participant agrees to provide the Company with information necessary for the Company to prepare any reports required under sections 408(i), 408(I), and 408A(e)(3)(E) of the Code and section 1.408-5 and 1.408-6 of the Income Tax Regulations.


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         12.   The term "qualified plan" when used herein or in the Contract shall be deemed to include a Roth IRA.

E. PROVISIONS APPLICABLE SOLELY TO CONTRACTS HELD BY GOVERNMENTAL EMPLOYERS THAT ARE INTENDED TO SATISFY THE REQUIREMENTS OF SECTION 457(G) OF THE CODE

         1. The Participant shall be the applicable participant under the plan and the Owner of the Contract shall be the trustee or custodian of the plan (if any) or the employer.

         2. If the death of the Participant occurs before the Annuity Commencement Date, the Company shall pay the death benefit directly to the trustee or such other person exercising ownership rights, or as otherwise directed by such trustee or other person.

F.       PROVISIONS APPLICABLE SOLELY TO TERMINAL FUNDING ANNUITIES

         1. The Participant shall be the applicable participant under the plan. The Owner of the group Contract shall be the trustee or custodian of the plan, or the employer or Participant if the Contract is intended to meet the requirements of section 403(a) of the Code, or the Participant if the Contract has been distributed to the Participant.

         2. If the death of the Participant occurs before the Annuity Commencement Date, the Company shall pay the death benefit directly to the trustee or such other person exercising ownership rights, or as otherwise directed by such trustee or other person.

         3. The Participant's entire interest in the Contract is nonforfeitable.

         4. To the fullest extent permitted by law, none of the benefits, payments or proceeds of the Contract shall be subject to any claim or legal process by a creditor of any Participant or of a Beneficiary, or in any way alienated, commuted or assigned.

         5. If the applicable qualified retirement plan is subject to the requirements of section 401(a)(11) of the Code (joint and survivor annuity and preretirement survivor annuity), unless the trustee or custodian or the plan administrator directs the Company to provide an annuity under such other settlement option as may be agreed to by the Company, the settlement option for annuity payments shall be Annuity Option C, with the survivor benefit to be fifty percent (50%) of the joint-life annuity payment. Notwithstanding the preceding sentence, the Company shall be entitled to rely on the elections and spousal consents provided to it in determining benefits and values under this Contract.

         6. The Company shall provide such other settlement options as may be agreed to by the Company in order for the Contract to comply with the requirements of section 411 of the Code (accrual and vesting requirements).

         7.    If a withdrawal is taken, redeposits will not be permitted.


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